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                                                                   Exhibit 10.19

                              PRIME INVESTMENTS SA
                            Saphir Building 1st Floor
                            63 Boulevard Prince Felix
                               L1513 - Luxembourg

                                                           as of August 15, 2002

Henry Birks & Sons Inc.
1240 Phillips Square
Montreal, Quebec  H3B 3H4

Attention:  Thomas A. Andruskevich

RE:  Diamond Inventory Supply Agreement

     Dear Sirs:

     We write to you to confirm our understanding with respect to your diamond inventory needs. In accordance with the terms and conditions set out in this letter, we or a related entity designated by us, will be entitled to supply you and your subsidiaries and affiliates as of December 31st, 2002 (collectively, "Birks") with at least 45% on an annualized cost basis in Canadian dollars of your aggregate loose diamond requirements including Canadian diamonds if the following conditions are met a) our prices remaining competitive relative to market, and b) meeting your needs in terms of quality, cut, standards and specifications. We shall also be required to provide you with satisfactory evidence of origin for Canadian diamonds.

     To implement the foregoing, Birks will provide us, on at least an annual basis -- during the early part of February [the first being due February, 2003(1) for the current calendar year] -- with the diamond requirements of Birks and each of its subsidiaries and affiliates ("Requirements"). Such Requirements will be broken down by each entity in the Birks group, and shall provide as much detailed specifications as possible, including delivery requirements.

     Based on your Requirements, we will provide you, by the end of each February, with the quotes for each requested category of diamonds (and for each weight, color and clarity requested). Shortly after receipt of said quotes, Birks will confirm its Requirements ("Confirmed Requirements") and its forecast for the current year. These Confirmed Requirements will constitute an understanding that prices quoted are deemed competitive for the purpose of this agreement. If Birks is concerned about quotes received not being competitive compared to market, Birks shall inform us and we both agree to reasonably attempt to come to an agreement. The price quoted or agreed upon shall apply

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(1)  From the date hereof until the first Requirements ("Trial Period"), Birks will provide Prime (or its designee) with the first opportunity to fulfill Birks' special and supplemental requirements for loose diamonds. We hereby confirm that the attached quote (Attachment A) is valid for the Trial Period.

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Henry Birks & Sons, Inc.
August 15, 2002
Page 2


to all comparable items until submission of the next Requirements. By the end of April, we will begin delivering according to your Confirmed Requirements.

     There shall be an annual reconciliation (conducted in approximately January
- February) to determine: (a) the actual amount of diamonds purchased by Birks and by each of its subsidiaries and affiliates (and the cost thereof); and (b) the percentage of those purchases supplied by us. The parties will thereafter make reasonable attempts to adjust future transactions based on such reconciliation and consistent with the obligations and rights created hereunder.

     We will provide you with an audit trail of the diamond manufacturing from the Rough Stage to the Polished Stage as the production is from our NWT factory and comes with a GNWT Certificate. In order to establish the provenance of Canadian diamonds, it is understood that we assign unique diamond identification numbers to each rough diamond, which can be tracked back to the original invoice of the mine from which the original rough diamond was extracted. On your invoice, this identification number, along with the rough diamond crystal weight, will be indicated next to each polished diamond listed. In addition the invoice will include a certification that each Canadian diamond listed has been indeed mined from Canada. A copy of the original invoice from the mine clearly identifying the parcel from which the rough diamond came will accompany the invoice(s) to you.

     Accompanying this letter is a list of diamond parameters (Attachment B) which, we are advised, provides details about what is and is not acceptable to you. We understand that you only want to offer to your customers diamonds you feel are cut to take maximum advantage of a diamond's ability to affect light. The standards reflect the stringent characteristics necessary for a top-of-the-line diamond. Our strict compliance with the attached parameters shall in each instance be deemed acceptable.

     We understand that you will need a Sarin report with each diamond submitted, each in its own stonepaper, to you for consideration for weights above 0.18 ct. We understand that you only sell 1.00 cts.+ diamonds with an accompanying GIA Diamond Report, along with your own Birks Diamond Certificate. Therefore, we recognize that you must be comfortable with and agree with the GIA report. Once you have approved the GIA diamond report, the diamond will be sent back to GIA to laser engrave Birks' identification number and logo. On the revised GIA report there will be notations that indicate your laser-engraving trademarks. All diamonds sent for your review over one carat will have a photocopy of the GIA report. We will also provide you with a copy of the GIA report for each diamond less than one carat that has a GIA report.

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Henry Birks & Sons, Inc.
August 15, 2002
Page 3


     We understand that your present policy does not allow you to accept any color lower than I color. We also understand that you are only purchasing those diamonds that fall within the D-H, VS1-SI1 ranges. If agreeable, those diamonds that are higher clarity (IF, VVS) may be consigned to you on a long-term basis, the whole according to a satisfactory consignment agreement. We recognize that you mount these diamonds in diamond engagement rings, and will request an invoice for each as they are sold. Unless otherwise agreed, you understand that we will not be able to laser engrave diamonds delivered on consignment

     We authorize you to laser-engrave 'Birks", a maple leaf, and your identification number on the girdle. There should be no other identification marks other than the Birks trademark and ID numbers on the diamonds. With the above VVS+ consignment program, we understand that you would not require the NWT ID # be removed, but would also require that your marks be laser-engraved on the girdle. If a diamond is returned, you understand that your numbers would have to be polished out.

     We agree to 60 days payment terms.

     We represent and warrant that our diamond weights are accurate, that all diamonds are natural and not synthetic, that there will be no diamond enhancement or treatment.

     We agree to comply and provide you with the information and documentation required under the Voluntary Code of Conduct for Authentication of Canadian Diamond propounded by Industry Canada, Competition Bureau, as may be amended from time to time, a current copy of which is annexed (Attachment C).

     We understand that you and your subsidiaries may from time to time enter into agreements whereby your subsidiaries will be required to present a proposed purchase plan to an independent committee setting forth (i) a schedule of the goods to be purchased from you for a fiscal year and (ii) the cost of such goods (a "Purchase Plan"). We further understand that such independent committee shall review the Purchase Plan and approve the Purchase Plan either (i) as proposed or
(ii) as modified by the independent committee in consultation with the management of the subsidiary. We recognize that at any time during the pendency of such agreement between you and your subsidiaries, the independent committee shall have authority to investigate, audit, review or otherwise examine any goods purchased or to be purchased hereunder from you, including without limitation, the cost to you of such goods, the quality of such goods, your rate of return, comparable goods, third-party vendors and other matters deemed important by the independent committee. We both agree to use our best effort to comply with the reasonable requests and directions of such independent committee and we further agree to accept any determinations made by such committee with respect to


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Henry Birks & Sons, Inc.
August 15, 2002
Page 4

diamonds to be provided by us to you or your subsidiaries. Such determinations shall not reduce our continued entitlement to supply diamonds hereunder for the future. Our obligations in this regard shall not require that we provide any information or documentation that we deem to be confidential (such as pricing, etc.)

     In the event that we or one of our affiliates takes any affirmative action to reduce our initial investment in Birks (and for this purpose our failure to convert our debenture by the fifth anniversary of the date of issuance shall be deemed such affirmative action), our entitlement to supply your diamond needs will be reduced as follows. For every percentage reduction from US$7.5 million to US$5 million, there will be a proportionate reduction from 45% of your diamond needs (at US$7.5 million) to 33% of your diamond needs (at US$5 million). For example, a reduction of US$1.25 million in our initial investment of US$7.5 million to US$6.25 million will result in a reduction of our entitlement to supply 45% of your diamond needs to 39% of your needs, i.e, 50% of the difference between 45% and 33%. For every percentage reduction of our initial investment below US$5 million, there shall be a corresponding reduction in the percentage of diamonds to be supplied by us to you. As additional example, if there is a further reduction from US$5 million to US$2.5 million our entitlement shall be reduced from 33% to 16.5% Otherwise, this agreement shall remain in full force and effect until terminated by either party on at least six
(6) months written notice.

     Any claim or dispute under this Agreement (including, but not limited to, a determination as to whether there has been a material breach hereof) will be resolved exclusively through arbitration in New York before and under the rules and procedures of the New York Diamond Dealers Club. That forum will not be empowered to resolve any disputes of any nature between user arising under any other agreement.

     Finally, we understand that you may consider buying from time to time other pieces of jewelry from our affiliates or us.

     If this meets with your approval, please return a signed copy of this letter.


     Sincerely,

     PRIME INVESTMENTS SA


     By: /s/ Amit B. Bhansali
         ---------------------------------
             Name:  Amit B. Bhansali
             Title



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Henry Birks & Sons, Inc.
August 15, 2002
Page 5



     We agree to the terms hereof. Signed and accepted on August 15, 2002.



     HENRY BIRKS & SONS INC.


     By: /s/  Thomas A. Andruskevich
         -------------------------------------------------
              Name:  Thomas A. Andruskevich
              Title: President and Chief Executive Officer



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                                  ATTACHMENT B


               BIRKS DIAMOND STANDARDS -- FOR ROUND BRILLIANT CUT

     All round brilliant-cut diamonds must indeed be round, and not out-of-round. Diamonds meeting the criteria listed below will meet Birks Excellent-cut standards.


     COLOR:       D-I
     CLARITY:     IF-SI1
     PROPORTIONS:
     Table size:  <=63% for diamonds less than 0.18 ct. (melee)
                       53-60% for diamonds greater than or equal to 0.18 ct.

     crown height:     between 13.8 and 16.0%

     crown angles:     between 33.5 and 35.4 degrees

     girdle:           thin to slightly thick.

     pavilion depth:   between 42.5 and 44.0%

     total depth:      between 59.5 and 62.5%

     culet:            none to medium

     polish:           good to excellent

     symmetry:         good to excellent

     fluorescence:     none to medium

     OTHER PARAMETERS: Diamonds will NOT meet Birks' standards if they have:

               --   distinct and easily-louped polishing lines
               --   any fracture filling
               --   any laser drilling
               --   any open marks (cavities, pits, open feathers) on the
                    surface of the diamond
               --   chipped culets, pits, cavities

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               --   facets which are not symmetrical and do not align and point properly
               -- very small facets and naturals will be accepted only on diamonds less than 0.18ct.
               -- been processed using the GE treatment (High Temperature/High Pressure)

     Unless otherwise notified, all diamonds 0.18 ct. or larger will be submitted individually, with a Sarin label containing all the information listed above attached to the stonepaper. The label should also contain the cutter/ supplier's name and the memo number.